Exhibit 99.1

Treace Medical Concepts Appoints New Directors

PONTE VEDRA, Fla. – October 4, 2021—Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a commercial-stage orthopaedic medical device company driving a paradigm shift in the surgical treatment of Hallux Valgus (commonly known as bunions), today announced the appointment of Betsy Hanna and Deepti Jain to its Board of Directors effective October 1, 2021.

“With decades of combined experience in healthcare leadership, Ms. Hanna and Ms. Jain strengthen the expertise of our Company’s Board of Directors,” said James T. Treace, the Company’s Chairman of the Board. “Our executive leadership and board are pleased to add two individuals with their stellar reputations, and both will undoubtedly help guide us through our next phase of growth, as we continue to strive to drive a paradigm shift in the surgical treatment of bunions and unique related devices for midfoot correction, such as the recently introduced Adductoplasty™ Midfoot Correction System.”

Betsy Hanna said, “It is a pleasure to collaborate with the Board and management of Treace, as we propel the Company forward, driving growth and increased market penetration of the Lapiplasty® system, designed to address the root cause of the bunion. The Company’s recent introduction of its Adductoplasty™ Midfoot Correction System confirms they are actively developing and bringing to market relevant pipeline technologies.”

Ms. Hanna is a global healthcare and biotech executive who has held leadership roles with Fortune 100 companies, as well as start-ups. She has led teams through all stages of the sales process, from product development and launch through significantly increasing sales and market share. Ms. Hanna currently serves as President and Chief Executive Officer and a board member of Clinical Genomics, Inc., a provider of cancer diagnostic solutions.  From 2014 to 2018, Ms. Hanna served as President and Chief Operating Officer of Origin, Inc., a clinical-stage biotech company. Ms. Hanna also held positions of increasing responsibility at Johnson & Johnson, including as Vice President of Strategic Marketing and a member of the Global Management Board for J&J Vision Care, where she was responsible for global agency selection and advertising strategy for J&J's largest global consumer brand, Acuvue® contact lenses. Ms. Hanna has a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

Deepti Jain added, “Treace is uniquely positioned in the surgical bunion market, with increasing surgeon advocacy and clinical data that support the Lapiplasty® procedure.  I am gratified to lend my expertise to the Board and management of Treace, as we continue to navigate the industry, building relationships with facilities and providers.”

Ms. Jain has served as a senior executive across a diverse healthcare landscape including pharmacy benefit management (PBM), health plans and hospitals. From 2018 to 2020, Ms. Jain served as President of IngenioRX, the pharmacy benefit management division of Anthem, Inc. (NYSE: ANTM), a publicly-traded health benefits company. Ms. Jain also served as Chief Operating Officer of Pharmacy Solutions for Anthem. Prior to that, Ms. Jain held positions of increasing responsibility, including Senior Vice President & Chief Financial Officer of the Health Plan Division, with Medco Health Solutions, Inc., a publicly traded pharmacy benefits management company. Ms. Jain currently serves on the Board of Directors of Tactile Systems Technology, Inc.  (NASDAQ: TCMD), a medical device corporation. Ms. Jain has a B.A. in

Philosophy & Music from Dayanand Anglo Vedic College, India, an M.A. in English Literature from Guru Nanak Dev University, India, and an M.B.A., Finance & Investments from Baruch College, NYC.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a commercial-stage orthopaedic medical device company with the goal of advancing the standard of care for the surgical management of bunion deformities and related midfoot correction. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction™ system - a combination of instruments, implants, and surgical methods designed to correct all 3 planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles.  Treace recently expanded its offering with the Adductoplasty™ Midfoot Correction System, designed for reproducible correction of the midfoot which could provide further support to hallux valgus patients. For more information, please visit www.treace.com.

Contacts:

Treace Medical Concepts

Mark L. Hair

Chief Financial Officer

mhair@treace.net

(904) 373-5940

Investors:

Gilmartin Group

Lynn Lewis or Vivian Cervantes

IR@treace.net